Elamex Files 2004 Form 10-K and Revises Previously Announced 2004 Earnings Release

EL PASO, TX -- 03/31/2005 -- Elamex, S.A. de C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced it has filed its Form 10-K with the SEC and has revised its previously announced fourth quarter results. The Form 10-K is available on the company's Web site, www.elamex.com, on the Investor Relations page under Financial Information and in the SEC Filings section.

Subsequent to the date of the press release announcing the Company's results for the year ended December 31, 2004, a customer of an Elamex subsidiary filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Court. The Company was required to evaluate the need to provide a reserve against certain current assets and to provide an accrual for contingent liabilities as of December 31, 2004 based on this new information. In completing this evaluation the Company determined the need to make adjustments increasing the reported net loss for the year by $226,000. Accordingly, the Company's balance sheet and results of operations as reported on Form 10-K differ from the previously announced balances and results.

About Elamex

Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long-term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.

Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10-K filing with the Securities and Exchange Commission for the year ended December 31, 2004. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.

Contact:
Sam L. Henry
(915) 298-3064